Exhibit 5.1

255 Fiserv Drive Brookfield, WI 53045 262-879-5000 www.fiserv.com

July 29, 2019

Fiserv, Inc.,

255 Fiserv Drive

Brookfield, Wisconsin 53045

Re: Fiserv, Inc. Prospectus Supplement Relating to Registration Statement on Form S-3

Ladies and Gentlemen:

I am Chief Legal Officer and Secretary of Fiserv, Inc., a Wisconsin corporation (the “Company”). My opinion has been requested with respect to the Prospectus Supplement filed pursuant to Rule 424(b)(5) promulgated under the Securities Act of 1933 (the “Act”) relating to the Registration Statement on Form S-3 (File No. 333-227436) (as it may be amended from time to time, the “Registration Statement”), which is being filed in connection with the registration under the Act of 873,750 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon the vesting, settlement or exercise of certain outstanding equity awards with respect to shares of common stock of First Data Corporation (“First Data”) held by former employees and consultants of First Data (or their respective legal successors) that were assumed by the Company and converted into corresponding awards with respect to shares of the Company’s Common Stock in connection with the merger of First Data with and into 300 Holdings, Inc., a direct, wholly owned subsidiary of the Company, with First Data surviving as a direct, wholly owned subsidiary of the Company. The Company is filing the Prospectus Supplement with the U.S. Securities and Exchange Commission with respect to the Shares.

In connection with the foregoing, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that, when the Shares have been duly issued as contemplated by the Prospectus Supplement relating to the Shares, the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Shares.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Wisconsin, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus Supplement relating to the Shares. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ Lynn S. McCreary
Lynn S. McCreary
Chief Legal Officer and Secretary

[Signature Page (Exhibit 5 Opinion—Form S-3 Prospectus Supplement)]